Exhibit 4.7

Investor Warrant Placement Agent Warrant No. __

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND, ACCORDINGLY, MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144, OR (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

Date of Issuance: June 30, 2014

GLOBEIMMUNE, INC.

SECOND AMENDED AND RESTATED WARRANT CERTIFICATE

FOR VALUE RECEIVED, GlobeImmune, Inc., a Delaware corporation (the “Company”), hereby certifies that                      , or his, her or its registered transferees, successors or assigns (each person or entity holding all or a part of this Warrant being referred to as a “Holder”) is the registered holder of this Warrant (the “Warrant”) to subscribe for and purchase either (i) the number of shares of Common Stock (as defined below) which is equal to (x) $             divided by (y) the Denominator Price (as defined below), as adjusted from time to time as provided herein, or (ii) in the event that the Company consummates an IPO (as defined below) on or prior to the First Anniversary (as defined below),              shares of Common Stock (the number of shares of Common Stock for which this Warrant becomes exercisable pursuant to either clause (i) or clause (ii) above, the “Warrant Shares”) during the Exercise Period (as defined below), all subject to the following terms and conditions. This Warrant shall be exercisable at price per share equal to the Exercise Price (as defined below).

This Warrant is one of two warrants (collectively, the “Placement Agent Warrants”) issued pursuant to the Placement Agency Agreement (the “Placement Agency Agreement”), dated January 27, 2014, by and between the Company and Aegis Capital Corp., in connection with the offering (the “Offering”) described in the Private Placement Memorandum, dated January 27, 2014 (as amended and supplemented from time to time and including the annexes thereto, the “Memorandum”).

This Warrant amends and restates in its entirety that certain Amended and Restated Investor Warrant Placement Agent Warrant No.             issued by the Company to the Holder pursuant to the Placement Agency Agreement (the “Original Warrant”) and replaces and supersedes the Original Warrant in its entirety. Such amendment and restatement is effective upon the execution of this Warrant by the Company and the Holder. Upon such execution, all provisions of, rights granted and covenants made in the Original Warrant are hereby waived, released and superseded in their entirety and shall have no further force and effect.

For purposes of this Warrant the following terms shall have the following meanings:

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

“Common Stock” means the Common Stock, par value $0.001 per share, of the Company.

“Denominator Price” means (i) if no IPO is consummated on or before the First Anniversary and Equity Securities are issued in a Subsequent Round on or before the First Anniversary, the Subsequent Round Price determined in accordance with the Investor Warrants issued in the Offering, or (ii) in the event that neither an IPO nor a Subsequent Round is consummated on or before the First Anniversary, the Qualifying Convertible Preferred Price.

“Determination Date” has the meaning ascribed to such term in the Investor Warrants.

“Equity Securities” means shares of the Company’s capital stock and any securities convertible into, exercisable or exchangeable for, or otherwise giving the holder thereof the right to subscribe for or otherwise acquire, shares of the Company’s capital stock (with or without additional consideration), except that such defined term shall not include any award issued by the Company to any employee, director or consultant in such capacity pursuant to the terms of any plan, agreement or other arrangement described in the Memorandum or any Equity Securities issuable pursuant to such award.

“Exercise Price” means (i) 125% of the IPO Exercise Price if an IPO is consummated on or before the First Anniversary, (ii) if no IPO is consummated on or before the First Anniversary and Equity Securities are issued in a Subsequent Round on or before the

First Anniversary, the Subsequent Round Price determined in accordance with the Investor Warrants issued in the Offering, or (iii) in the event that neither an IPO nor a Subsequent Round is consummated on or before the First Anniversary, the Qualifying Convertible Preferred Price.

“Expiration Date” means the sixth anniversary of the Determination Date or, in the event the Company consummates an IPO on or before the First Anniversary, the fifth anniversary of the Effective Date (as defined below).

“First Anniversary” means the first anniversary of the Initial Closing.

“Initial Closing” has the meaning ascribed to such term in the Placement Agency Agreement.

“Initial Exercise Date” means the Determination Date; provided, however, that if the Company consummates an IPO and the Effective Date is on or before the First Anniversary, then the Initial Exercise Date shall be the earlier of (i) the first anniversary of the Effective Date or (ii) the Sale of the Company Notice Date.

“Investor Warrants” mean the warrant certificates, issued by the Company to those certain purchasers pursuant to the Offering, in the form attached as Annex B to the Memorandum.

“IPO ” means an initial underwritten public offering of Common Stock.

“IPO Exercise Price” means the per share price at which the Common Stock is first offered to the public in an IPO.

“Preferred Stock” means the Preferred Stock, par value $0.001 per share, of the Company.

“Qualifying Convertible Preferred Stock” means a newly created series of convertible preferred stock of the Company, which Qualifying Convertible Preferred Stock shall be pari passu as to dividends and upon liquidation on an proportionate basis with, and have all other rights and privileges as, the most senior class or series of the Company’s preferred stock then outstanding; provided, however, that such Qualifying Preferred Stock shall have “full-ratchet” antidilution rights and an original issue price equal to the quotient obtained by dividing (i) $45,000,000, by (ii) the aggregate number of outstanding shares of Common Stock on the First Anniversary (assuming, solely for the purpose of determined the aggregate number of shares of Common Stock deemed to be outstanding on the First Anniversary, the full conversion, exercise or exchange of all securities outstanding on the First Anniversary convertible into, exercisable or exchangeable for, or otherwise giving the holder thereof the right to subscribe for or otherwise acquire, shares of Common Stock (with or without additional consideration), other than the Notes (as defined in the Memorandum)).

“Qualifying Convertible Preferred Price” means the original issue price of the Qualifying Convertible Preferred Stock as set forth in the Company’s Restated Certificate of Incorporation, as amended to create the Qualifying Convertible Preferred Stock.

“Sale of the Company” means any of the following: (a) a transaction or series of related transactions in which a person, or a group of related persons, acquires from stockholders of the Company shares representing at least a majority of the outstanding voting power of the Company; (b) a merger or consolidation in which (i) the Company is a constituent party or (ii) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except, in each such case, any such merger or consolidation involving the Company or a subsidiary of the Company in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted or exchanged for shares of capital stock which represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this clause (b), all shares of Common Stock issuable upon exercise of any rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation or upon conversion of any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock (“Convertible Securities”) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or (c) a sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

“Stockholders Agreement” means that certain Fifth Amended and Restated Stockholders Agreement, dated as of January 14, 2010, by and among the Company and the parties identified on Schedule 1 and Schedule 2 thereto, as amended or restated from time to time.

“Subsequent Round” means the issuance and sale by the Company of Equity Securities at any time after the Initial Closing in one or more arms-length equity financings resulting in gross proceeds to the Company of at least $3.0 million, provided, that if the Company consummates more than one Subsequent Round, “Subsequent Round” shall mean the first Subsequent Round consummated by the Company.

“Subsequent Round Price” means the highest cash per share price paid or deemed to be paid by the investors in a Subsequent Round for the Equity Securities issued in the Subsequent Round.

1.    DURATION AND EXERCISE OF WARRANTS

(a)    Exercise Period. The Holder may exercise this Warrant in whole or in part at any time from and after the Initial Exercise Date and on or before 5:00 P.M., New York Time, on the earlier of (i) the Expiration Date or (ii) the Early Termination Date (as defined below), at which time this Warrant shall become void and of no value (the “Exercise Period”).

(b)    Exercise Procedures.

(i)    While this Warrant remains outstanding and exercisable in accordance with Section 1(a), the Holder may only exercise this Warrant in a “cashless” or “net-issue” exercise (a “Cashless Exercise”), in whole or in part at any time and from time to time by:

(A)    delivery to the Secretary of the Company of a duly executed copy of the Notice of Exercise attached as Exhibit A; and

(B)    surrender of this Warrant to the Secretary of the Company at its principal offices or at such other office or agency as the Company may specify in writing to the Holder.

By delivering to the Company (1) the Notice of Exercise and (2) the original Warrant, the Holder shall surrender the right to receive upon exercise of this Warrant a number of Warrant Shares having a value (as determined below) equal to the then applicable Exercise Price per share multiplied by the number of Warrant Shares for which the Warrant is being exercised (calculated at the time of each exercise), and the Company shall thereafter issue to the Holder the number of Warrant Shares calculated using the following formula:

X = Y * (A - B)

    A

with: X =	the number of Warrant Shares to be issued to the Holder
Y =	the number of Warrant Shares with respect to which the Warrant is being exercised
A =	the fair value of one Warrant Share on the date of exercise of this Warrant
B =	the then-current Exercise Price of the Warrant

For purposes of the above calculation, the “fair value” of a Warrant Share as of any date shall be the Market Value of one share of the Common Stock as of such date. “Market Value” means, as of any date, (a) if the Common Stock is then listed or quoted on the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market or any other national securities exchange, the closing price per share of the Common Stock for such date (or the nearest preceding date) on the primary eligible market or exchange on which the Common Stock is then listed or quoted; (b) if clause (a) is not applicable and prices for the Common Stock are then quoted on the OTC Bulletin Board or any tier of the OTC Markets, the closing bid price per share of the Common Stock for such date (or the nearest preceding date) so quoted; (c) if clauses (a) and (b) are not applicable and prices for the Common Stock are then reported in the “Pink Sheets” published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent closing bid price per share of the Common Stock so reported; or (d) if the Common Stock is not publicly traded as set forth above, the fair market value per share of Common Stock last determined by the Board of Directors of the Company for purposes of complying with the requirements of Section 409A of the Internal Revenue Code. So long as clause (d) is applicable, the Company shall upon request advise the Holder in writing of the most recently determined fair market value of the Common Stock for Section 409A purposes.

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for such shares shall be deemed to have commenced, on the date this Warrant was originally issued.

(ii)    Upon the exercise of this Warrant in compliance with the provisions of this Section 1(b), the Company shall promptly issue and cause to be delivered to the Holder a certificate for the Warrant Shares purchased by the Holder. Each exercise of this Warrant shall be effective immediately prior to the close of business on the date (the “Date of Exercise”) that the conditions set forth in Section 1(b) have been satisfied, as the case may be. On the first Business Day following the date on which the Company has received the Notice of Exercise, the Company shall transmit an acknowledgment of receipt of the Notice of Exercise to the Company’s transfer agent, if other than the Company (the “Transfer Agent”). On or before the third Business Day following the date on which the Company has received the Notice of Exercise (the “Share Delivery Date”), the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or if the Warrant Shares are not eligible for inclusion therein, issue and dispatch by overnight courier to the address as specified in the Notice of Exercise, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise. Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the certificates evidencing such Warrant Shares.

(c)    Partial Exercise. This Warrant shall be exercisable, either in its entirety or, from time to time in part, only for the number of Warrant Shares available for exercise under this Warrant. If this Warrant is exercised and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the actual number of Warrant Shares being acquired upon such an exercise, then the Company shall, as soon as practicable and in no event later than five (5) Business Days after any such exercise and at its own expense, issue a new Warrant of like tenor representing the right to purchase the remaining number of Warrant Shares purchasable hereunder after such exercise.

(d)    Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 16.

(e)    Stockholders Agreement. The Holder hereby agrees that, if a Subsequent Round Event occurs or if neither an IPO nor a Subsequent Round is completed on or before the First Anniversary, then, as a condition to exercise of this Warrant, the Holder, if not already a party to the Stockholders Agreement, will execute and deliver a counterpart signature page to the Stockholders Agreement and become an “Investor” party thereunder.

2.    ISSUANCE OF WARRANT SHARES

(a)    The Company covenants that all Warrant Shares will, upon issuance in accordance with the terms of this Warrant, be (i) duly authorized, fully paid and non-assessable, and (ii) free from all liens, charges and security interests, with the exception of claims arising through the acts or omissions of any Holder and except as arising from applicable Federal and state securities laws.

(b)    The Company shall register this Warrant upon records to be maintained by the Company for that purpose in the name of the record holder of such Warrant from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner thereof for the purpose of any exercise thereof, any distribution to the Holder thereof and for all other purposes.

(c)    The Company will not, by amendment of its certificate of incorporation, by-laws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, and will take all actions consistent with the carrying out of all the provisions of this Warrant.

3.    ADJUSTMENTS OF EXERCISE PRICE, NUMBER AND TYPE OF WARRANT SHARES

(a)    The Exercise Price and the Warrant Shares issuable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 3.

(i)    Subdivision or Combination of Stock. In case the Company shall at any time after the Initial Closing and prior to the Expiration Date subdivide (whether by way of stock dividend (other than as a result of an event provided for in Section 3(a)(ii) below), stock split or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of Warrant Shares shall be proportionately increased, and conversely, in case the outstanding shares of Common Stock shall be combined (whether by way of stock combination, reverse stock split or otherwise) into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Shares issuable upon the exercise of this Warrant shall be proportionately decreased. The Exercise Price and the Warrant Shares issuable upon the exercise of this Warrant, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 3(a)(i).

(ii)    Dividends in Stock, Property, Reclassification. If at any time, or from time to time, after the Initial Closing and prior to the Expiration Date, (x) there are changes in the outstanding shares of Common Stock by reason of recapitalization, reclassification or reorganization of the capital stock of the Company (other than as a result of any event provided for in Section 3(a)(i) above), or (y) all of the holders of shares of Common Stock shall have received or become entitled to receive, without payment therefore (other than as a result of any event provided for in Section 3(a)(i) above):

(A)    any shares of stock or other securities that are at any time directly or indirectly convertible into or exchangeable for shares of Common Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution, or

(B)    additional stock or other securities or property (including cash) by way of spin-off, split-up, reclassification, combination of shares or similar corporate rearrangement, then and in each such case, the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant shall be adjusted proportionately, and the Holder hereof shall, upon the exercise of this Warrant, be entitled to receive, in addition to the Warrant Shares receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of stock and other securities and property (including cash in the cases referred to above) that such Holder would hold on the date of such exercise had such Holder been the holder of record of such Warrant Shares as of the date on which such holders of shares of Common Stock received or became entitled to receive such shares or all other additional stock and other securities and property; provided, however, that such adjustment shall not be made with respect to, and this Warrant shall terminate if not exercised prior to, the events set forth in Section 4 below. The Exercise Price and the Warrant Shares issuable upon the exercise of this Warrant, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 3(a)(ii).

(b)    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 3, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder of this Warrant a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

4.    EARLY TERMINATION. The Company shall provide to the Holder written notice (a “Sale of the Company Notice”) at least fifteen (15) days prior to the consummation of any Sale of the Company (the date such notice is provided to the Holder the “Sale of the Company Notice Date”); provided, however, that the Company shall not provide a Sale of the Company Notice to the Holder until the Company has publicly announced the proposed Sale of the Company. Unless exercised by the Holder prior thereto, this Warrant shall terminate immediately prior to the consummation of such Sale of the Company (the date of such termination, the “Early Termination Date”).

5.    TRANSFERS AND EXCHANGES OF WARRANT AND WARRANT SHARES

(a)    Registration of Transfers and Exchanges. Subject to Section 5(c) and 5(d), upon the Holder’s surrender of this Warrant, with a duly executed copy of the Form of Assignment attached as Exhibit B, to the Secretary of the Company at its principal offices or at such other office or agency as the Company may specify in writing to the Holder, the Company shall register in the Company’s books and records the transfer of all or any portion of this Warrant. Upon such registration of transfer, the Company shall issue a new Warrant, in substantially the form of this Warrant, evidencing the acquisition rights transferred to the transferee and a new Warrant, in similar form, evidencing the remaining acquisition rights not transferred, to the Holder requesting the transfer.

(b)    Warrant Exchangeable for Different Denominations. The Holder may exchange this Warrant for a new Warrant or Warrants, in substantially the form of this Warrant, evidencing in the aggregate the right to purchase the number of Warrant Shares which may then be purchased hereunder, each of such new Warrants to be dated the date of such exchange and to represent the right to purchase such number of Warrant Shares as shall be designated by the Holder. The Holder shall surrender this Warrant with duly executed instructions regarding such re-certification of this Warrant to the Secretary of the Company at its principal offices or at such other office or agency as the Company may specify in writing to the Holder.

(c)    Restrictions on Transfers. This Warrant may not be transferred at any time unless such transfer is (i) registered under the Securities Act, (ii) made in accordance with the requirements of Rule 144 of the Securities Act or (iii) exempt from registration under the Securities Act as evidenced by a written opinion of legal counsel addressed to the Company that the proposed transfer of the Warrant may be effected without registration under the Securities Act, which opinion will be in form and from counsel reasonably satisfactory to the Company. Further, in the event the Company consummates an IPO on or before the First Anniversary, the Holder agrees that, pursuant to the Lock-Up Period (as defined below) contained in Rule 5110(g)(1) of the Financial Industry Regulatory Authority, Inc. (“FINRA”), it will not (a) sell, transfer, assign, pledge, hypothecate or otherwise transfer this Warrant (including any Warrant Shares issued or issuable hereunder) other than to a bona fide officer or partner of the Holder or any selected dealer in connection with the offering contemplated by the Underwriting Agreement, in each case in accordance with FINRA Conduct Rule 5110(g)(1), or (b) cause this Warrant or any Warrant Shares issued or issuable hereunder to be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of this Warrant or any Warrant Shares issued or issuable hereunder, except as provided for in FINRA Rule 5110(g)(2). As used herein, the term “Lock-Up Period” means the period beginning on the date that the registration statement, filed in connection with the IPO, is declared effective by the Securities and Exchange Commission (the “Effective Date”) and ending on the first anniversary of the Effective Date. In addition, notwithstanding the other terms of this Warrant or any agreement between the Company and the Holder, in the event the Company consummates an IPO before the First Anniversary, the Holder agrees that, as required by FINRA Rule 5110(f)(2)(H): (i) this Warrant may not be exercised more than five years from the Effective Date; (ii) the Holder shall not have more than one demand registration right at the Company’s expense; (iii) the Holder shall not have the right to demand registration of this Warrant or the Warrant Shares more than five years from the earlier of the Effective Date or the commencement of sales of the public offering contemplated by the Underwriting Agreement; (iv) the Holder shall not have the right to piggyback registration with respect to this Warrant or the Warrant Shares more than seven years from the earlier of the Effective Date or the commencement of sales of shares in connection with such IPO; (v) this Warrant may not have anti-dilution terms that allow the Holder and related persons to receive more shares or to exercise at a lower price than applicable at the time of such IPO, when the public shareholders have not been proportionally affected by a stock split, stock dividend, or other similar event; and (vi) this Warrant may not have anti-dilution terms that allow the Holder and related persons to receive or accrue cash dividends prior to the exercise or conversion of the security.

(d)    Permitted Transfers and Assignments. Notwithstanding any provision to the contrary in this Section 5, the Holder may transfer, with or without consideration, this Warrant or any of the Warrant Shares (or a portion thereof) to the Holder’s Affiliates (as such term is defined under Rule 144 of the Securities Act) without obtaining the opinion from counsel that may be required by Section 5(c)(iii), provided, that the Holder delivers to the Company and its counsel certification, documentation, and other assurances reasonably required by the Company’s counsel to enable the Company’s counsel to render an opinion to the Company’s Transfer Agent that such transfer does not violate applicable securities laws.

In the event that this Warrant, or any portion of this Warrant, is transferred or assigned in accordance with the terms hereof, each new Warrant issued in connection with such transfer or assignment shall specify the number of Warrant Shares (if then determinable) or the percentage of the total Warrant Shares to which such new Warrant relates.

6.    MUTILATED OR MISSING WARRANT CERTIFICATE

If this Warrant is mutilated, lost, stolen or destroyed, upon request by the Holder, the Company will, at its expense, issue, in exchange for and upon cancellation of the mutilated Warrant, or in substitution for the lost, stolen or destroyed Warrant, a new Warrant, in substantially the form of this Warrant, representing the right to acquire the equivalent number of Warrant Shares; provided, that, the Holder provides the Company with an affidavit of loss and an indemnity agreement reasonably satisfactory to the Company.

7.    PAYMENT OF TAXES

The Company will pay all transfer and stock issuance taxes attributable to the preparation, issuance and delivery of this Warrant and the Warrant Shares (and replacement Warrants) including, without limitation, all documentary and stamp taxes; provided, however, that the Company shall not be required to pay any tax in respect of the transfer of this Warrant, or the issuance or delivery of certificates for Warrant Shares or other securities in respect of the Warrant Shares to any person or entity other than to the Holder.

8.    FRACTIONAL WARRANT SHARES

No fractional Warrant Shares shall be issued upon exercise of this Warrant. The Company, in lieu of issuing any fractional Warrant Share, shall round up the number of Warrant Shares issuable to nearest whole share.

9.    NO STOCK RIGHTS AND LEGEND

No holder of this Warrant, as such, shall be entitled to vote or be deemed the holder of the Warrant Shares or any other securities of the Company that may at any time be issuable on the exercise hereof, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, the rights of a stockholder of the Company or the right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or give or withhold consent to any corporate action or to receive notice of meetings or other actions affecting stockholders (except as provided herein), or to receive dividends or subscription rights or otherwise (except as provide herein).

Each certificate for Warrant Shares initially issued upon the exercise of this Warrant, and each certificate for Warrant Shares issued to any subsequent transferee of any such certificate, shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND, ACCORDINGLY, MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (II) SUCH SECURITIES MAY

BE SOLD PURSUANT TO RULE 144, OR (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

10.    RESERVED.

11.    NOTICES

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by confirmed email or facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address, email or facsimile number provided in the Placement Agency Agreement executed in connection herewith, and to the Holder at the address, email or facsimile number provided in the Placement Agency Agreement for such Holder executed in connection herewith, or to such other address as the Company or the Holder shall have furnished in writing in accordance with the provisions of this Section 11.

12.    SEVERABILITY

If a court of competent jurisdiction holds any provision of this Warrant invalid or unenforceable, the other provisions of this Warrant will remain in full force and effect. Any provision of this Warrant held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.    BINDING EFFECT

This Warrant shall be binding upon and inure to the sole and exclusive benefit of the Company, its successors and assigns, the registered Holder or Holders from time to time of this Warrant and the Warrant Shares.

14.    SURVIVAL OF RIGHTS AND DUTIES

This Warrant shall terminate and be of no further force and effect on the earlier of the expiration of the Exercise Period or the date on which this Warrant has been exercised in full.

15.    GOVERNING LAW

This Warrant will be governed by and construed under the laws of the State of New York without regard to conflicts of laws principles that would require the application of any other law.

16.    DISPUTE RESOLUTION

In the case of a dispute as to the determination of the Denominator Price, the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Business Days of receipt of the Notice of Exercise giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Denominator Price, the Exercise Price or the Warrant Shares within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days, submit via confirmed email or facsimile (a) the disputed determination of the Denominator Price or the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

17.    NOTICES OF RECORD DATE

Upon (a) any establishment by the Company of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or right or option to acquire securities of the Company, or any other right, or (b) any capital reorganization, reclassification, recapitalization, merger or consolidation of the Company with or into any other corporation, any transfer of all or substantially all the assets of the Company, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, or the sale, in a single transaction, of a majority of the Company’s voting stock (whether newly issued, or from treasury, or previously issued and then outstanding, or any combination thereof), the

Company shall mail to the Holder at least ten (10) Business Days, or such longer period as may be required by law, prior to the record date specified therein, a notice specifying (i) the date established as the record date for the purpose of such dividend, distribution, option or right and a description of such dividend, option or right, (ii) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up, or sale is expected to become effective and (iii) the date, if any, fixed as to when the holders of record of Warrant Shares shall be entitled to exchange their Warrant Shares for securities or other property deliverable upon such reorganization, reclassification, transfer, consolation, merger, dissolution, liquidation or winding up.

18.     RESERVATION OF SHARES

Prior to the expiration of the Exercise Period, the Company shall reserve and keep available out of its authorized but unissued capital stock for issuance upon the exercise of this Warrant, free from pre-emptive rights, such number of Warrant Shares for which this Warrant shall from time to time be exercisable. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation. Without limiting the generality of the foregoing, the Company covenants that it will use its best efforts to take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and use its best efforts to obtain all such authorizations, exemptions or consents, including but not limited to consents from the Company’s stockholders or Board of Directors or any public regulatory body, as may be necessary to enable the Company to perform its obligations under this Warrant.

19.    NO THIRD PARTY RIGHTS

This Warrant is not intended, and will not be construed, to create any rights in any parties other than the Company and the Holder, and no person or entity may assert any rights as third-party beneficiary hereunder.

20.    AMENDMENT PROVISION

Any term of this Warrant may be amended, supplemented or waived upon the written consent of the Company and the holders of a majority in interest of all outstanding Placement Agent Warrants, and such amendment, supplement or waiver shall be binding upon the Company and all holders of the Placement Agent Warrants, including the Holder, whether or not the Holder has consented to such amendment, supplement or waiver; provided, however, that (a) any such amendment, supplement or waiver must apply to all outstanding Placement Agent Warrants, and (b) the Expiration Date, the determination of the number of Warrant Shares subject to this Warrant or of the Denominator Price or the Exercise Price of such Warrant Shares, and the right to exercise this Warrant may not be altered or waived, without the written consent of the Holder.

21.    COUNTERPARTS

This Warrant may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed as of the date first set forth above.

GLOBEIMMUNE, INC.
By:	/s/ C. Jeffrey Dekker
Name: C. Jeffrey Dekker
Title: Vice President, Finance
AGREED AND ACKNOWLEDGED:
HOLDER:
By:
Name:

EXHIBIT A

NOTICE OF EXERCISE

(To be executed by the Holder of Warrant if such Holder desires to exercise Warrant)

To GlobeImmune, Inc.:

The undersigned hereby irrevocably elects to exercise this Warrant and to purchase thereunder,                      Warrant Shares issuable upon exercise of the Warrant and delivery of:

                     Warrant Shares (pursuant to a Cashless Exercise in accordance with Section 1(b) of the Warrant) (check here if the undersigned desires to deliver an unspecified number of shares equal the number sufficient to effect a Cashless Exercise [            ]).

The undersigned requests that certificates for such shares be issued in the name of:

(Please print name, address and social security or federal employer identification number (if applicable))

If the shares issuable upon this exercise of the Warrant are not all of the Warrant Shares which the Holder is entitled to acquire upon the exercise of the Warrant, the undersigned requests that a new Warrant evidencing the rights not so exercised be issued in the name of and delivered to:

(Please print name, address and social security or federal employer identification number (if applicable))

The undersigned hereby represents and warrants that (i) the undersigned meets the requirements of at least one of the suitability standards for an “accredited investor” as that term is defined in Regulation D as promulgated by the United States Securities and Exchange Commission; (ii) the undersigned is acquiring the Warrant Shares solely for the undersigned’s account for investment purposes only and not with a view to or intent of resale or distribution thereof, in whole or in part, in violation of the Securities Act of 1933, as amended (the “Act”), and the undersigned has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Act, without prejudice, however, to the undersigned’s right at all times to sell or otherwise dispose of all or any part of the Warrant Shares in compliance with applicable federal and state securities laws and in compliance with any transfer restriction to which the applicable Warrant Shares may be subject at any time or from time to time; and (iii) the undersigned has such knowledge and experience in financial, tax, and business matters, and, in particular, investments in securities, so as to enable it to utilize the information made available to it in connection with the Offering to evaluate the merits and risks of an investment in the Company and the Warrant Shares and to make an informed investment decision with respect thereto.

Name of Holder (print):
(Signature):
(By:)
(Title:)
Dated:

EXHIBIT B

FORM OF ASSIGNMENT

FOR VALUE RECEIVED,                                               hereby sells, assigns and transfers to each assignee set forth below all of the rights of the undersigned under the Warrant (as defined in and evidenced by the attached Warrant) to acquire the number of Warrant Shares set opposite the name of such assignee below and in and to the foregoing Warrant with respect to said acquisition rights and the shares issuable upon exercise of the Warrant:

Name of Assignee	Address	Number of Shares

If the total of the Warrant Shares are not all of the Warrant Shares evidenced by the foregoing Warrant, the undersigned requests that a new Warrant evidencing the right to acquire the Warrant Shares not so assigned be issued in the name of and delivered to the undersigned.

Name of Holder (print):
(Signature):
(By:)
(Title:)
Dated:

Schedule of Warrantholders to Form of Second Amended & Restated Warrant Certificate

Warrant No.	Name of Warrantholder	Dollar Amount for Warrant Share Equation ($)	Number of Warrant Shares	Prior Warrant No.
39	Millenium MSO Inc.	38,000	1,520	20
40	Daniel Finnerty	3,125	125	21
41	David Bocchi	27,848	1,114	22
42	Josh Feldman	1,875	75	23
43	Daniel Freedman	1,250	50	24
44	Brian Friefeld	12,375	495	25
45	Andrew Gergatsoulis	3,125	125	26
46	Peter Janssen	16,625	665	27
47	Evan Myrianthopoulos	41,146	1,646	28
49	Vladimir Nagel	563	22	29
49	Keith J. Michelfelder	1,250	50	30
50	Harold Ramsey	1,250	50	31
51	Jared Sharfman	3,125	125	32
52	Adam K. Stern	375,000	15,000	33
53	Roger K. Baumberger	60,000	2,400	34
54	Tierney Picardal	13,833	553	35
55	Robert J. Eide	74,806	2,992	36
56	Phillip Michals	37,403	1,496	37
57	Raffaele Gambardella	37,403	1,496	38